Filed Pursuant to Rule 433

Registration Number 333-190160

International Business Machines Corporation
November 4, 2015
Pricing Term Sheet

2.875% Notes due 2022

Issuer	International Business Machines Corporation

Expected Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)

Format	SEC Registered

Trade Date	November 4, 2015

Settlement Date	November 9, 2015 (T+3)

Joint Book-Running Managers	Goldman, Sachs & Co., RBC Capital Markets, LLC, Santander Investment Securities Inc., U.S. Bancorp Investments, Inc.

Co-Managers	ING Financial Markets LLC, SMBC Nikko Securities America, Inc.

Size	$900,000,000

Maturity	November 9, 2022

Interest Payment Dates	May 9 and November 9

First Interest Payment Date	May 9, 2016

Coupon	2.875%

Benchmark Treasury	1.875% due October 31, 2022

Benchmark Treasury Yield	1.991%

Spread to Benchmark Treasury	T + 95 bps

Yield to Maturity	2.941%

Make-Whole Call	T + 15 bps

Par Call	Not Applicable

Price to Public	99.585%

Underwriting Discount	0.30%

Day Count	30/360

Minimum Denomination	$100,000 and multiples of $1,000

CUSIP	459200 JC6

ISIN	US459200JC60

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, RBC Capital Markets, LLC toll-free at (866) 375-6829, Santander Investment Securities Inc. toll-free at (855) 403-3636 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on November 4, 2015 relating to its prospectus dated July 26, 2013.